Designated Filer:         Andrew M. Bursky
Issuer & Ticker Symbol:   Sylvamo Corporation (SLVM)
Date of Event Requiring   April 21, 2022
Statement:

                       Joint Filer's Name and Address

1. Name:    Timothy J. Fazio
   Address: 100 Northfield Street
            Greenwich, Connecticut 06830